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                                                                   EXHIBIT 10.11


              AMENDMENT TO EMPLOYMENT AND NONCOMPETITION AGREEMENT

         This is an Amendment ("Amendment") dated as of July 1, 1999 to the Employment and Noncompetition Agreement dated as of May 1, 1997 ("Agreement") between Steven M. Abelman ("Employee") and Oxford Automotive, Inc., a Michigan corporation ("Company").

         Under the Agreement, Employee and the Company have an "at-will" relationship.

         Employee and the Company each wish to continue the employment relationship as set forth in the Agreement, except as amended by this Amendment.

         In mutual consideration of such continued employment relationship, the parties agree:

         1. Unless otherwise required by the context, all capitalized terms in this Amendment (other than as provided in Paragraph 3) shall have the meanings set forth in the Agreement.

         2. If Employee's employment with the Company is (a) terminated (i) pursuant to Section 9(i) of the Agreement, or (ii) pursuant to Section 9(iv) after there has been Good Reason, and (b) there has been a Change of Control on or before the date on which Employee's employment with the Company is so terminated, then the Restricted Period, solely with regard to the obligations of noncompetition set forth in Section 7(a) of the Agreement, shall end on such date of termination.

         3. "Change of Control" shall have the definition set forth in that certain Indenture dated as of "December 1, 1998, as modified, among the Company, certain subsidiaries of the Company and U.S. Bank Trust National Association for the Company's 10 1/8% Senior Subordinated Notes Due 2007, Series C (the "Indenture"), which definition, for the convenience of the parties to this Agreement, is excerpted (including capitalized terms which are defined in the Indenture) in Appendix A to this Agreement. In the event of any inconsistency between the Indenture and Appendix A, Appendix A shall govern.

         4. "Good Reason" shall mean the occurrence (without the Employee's written consent), of any one (1) of the following acts by the Company, or failures by the Company to act, unless, such act or failure to act is corrected prior to the date of termination specified in any notice given in respect thereof:

                  (i) (1) The assignment to the Employee of any duties inconsistent with the Employee's positions, duties, responsibilities and status with the Company immediately prior to the Change of Control;
         (2) a significant adverse alteration in the nature of the Employee's reporting responsibilities, titles, or offices as in effect immediately prior to the Change of Control; (3) the removal of the Employee from, or any failure to reelect the Employee to, any such position, except in connection with a termination of the


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         employment of the Employee due to a voluntary termination, termination for Cause, or upon death or Disability; or (4) any significant diminution in the Employee's Base Salary from that in effect immediately prior to the Change of Control;

                  (ii) the requirement by the Company that the Employee's principal place of employment be relocated more than forty-five (45) miles from his place of employment immediately prior to the Change in Control;

                  (iii) the failure by the Company to continue any compensation plan in which the Employee participated immediately prior to the Change of Control which is material to the Employee's total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of your participation relative to other participants, as existed at the time of the Change of Control; or

                  (iv) the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Employee was participating at the time of the Change of Control, the taking of any action by the Company that would directly or indirectly materially reduce any of such benefits enjoyed by the Employee at the time of the Change of Control, or the failure by the Company to provide the Employee with the number of paid vacation days to which he is entitled on the basis of years of service with the Company in accordance with the Company's normal vacation policy in effect at the time of the Change of Control.

         5. No other provisions of the Agreement are modified or amended by this Amendment. The parties acknowledge this is a writing contemplated by Section 13 of the Agreement.


OXFORD AUTOMOTIVE, INC.


By:      /s/ Selwyn Isakow                                 /s/ Steven M. Abelman
         -----------------------                           ---------------------
         Selwyn Isakow, Chairman                           Steven M. Abelman




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                                   Appendix A


"Change of Control" means the occurrence of any of the following:

         (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that such event shall not be deemed to be a Change of Control so long as the Permitted Holders beneficially own, directly or indirectly, in the aggregate when combined with any publicly traded stock, a greater percentage of the total voting power of the Voting Stock of the Company than such other person or group;

         (ii) after the first public offering of common stock of the Company, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

         (iii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person (other than a Person that is controlled by the Permitted Holders), and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchange for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a Controlling Interest of the aggregate voting power of the Voting Stock of the surviving corporation. Controlling Interest shall mean a majority of the aggregate voting power of the voting stock of the surviving corporation of the ability to appoint the majority of the members of the Board of Directors.